UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2009

Gladstone Investment Corporation

(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	814-00704 (Commission File Number)	83-0423116 (IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia (Address of principal executive offices)		22102 (Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2009 Gladstone Investment Corporation (the “Company”), through its wholly-owned subsidiary Gladstone Business Investment LLC, entered into a second amended and restated credit agreement providing for a $50 million revolving line of credit arranged by Branch Banking and Trust Company as administrative agent, replacing Deutsche Bank, A.G. as administrative agent (the “BB&T Facility”). Key Bank, National Association also joined the BB&T Facility as a committed lender.  In connection with entering into the BB&T Facility, the Company drew down borrowings of $43.8 million under the BB&T Facility, which were used to make a final payment to Deutsche Bank, A.G. in satisfaction of all unpaid principal and interest owing to Deutsche Bank under the prior credit agreement.  The BB&T Facility may be expanded up to $125 million through the addition of other committed lenders to the facility.  The BB&T Facility matures on April 14, 2010, and if the facility is not renewed or extended by this date, all principal and interest will be due and payable within one year of the maturity date on April 14, 2011.  Advances under the BB&T Facility will generally bear interest at the 30 day LIBOR rate (subject to a minimum rate of 2%), plus 5% per annum, with a commitment fee of 0.75% per annum on undrawn amounts.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company has entered into agreements to sell 29 of the 34 senior syndicated loans that were held in its portfolio of investments at December 31, 2008 to various investors in the syndicated loan market.  The loans had a cost value of approximately $102.0 million, or 22% of the cost value of the Company’s total investments, and an aggregate fair market value of approximately $78.2 million, or 24% of the fair market value of the Company’s total investments, at December 31, 2008.  The loans represented approximately 80% of the cost value, and 81% of the fair market value, of the Company’s senior syndicated loan investments at December 31, 2008. As of April 14, 2009, the Company has closed the sales of 26 of these loans for an aggregate of $59.7 million in net proceeds.  The Company used the proceeds of these sales and of the refinancings of certain proprietary investments, in addition to borrowings under the BB&T Facility, to pay down all unpaid principal and interest owing to Deutsche Bank, A.G. under its prior credit agreement.  The Company expects to close the sales of the remaining 3 loans within the next 15 business days for an aggregate of approximately $7.6 million in additional net proceeds and the Company expects to use the additional net proceeds to pay down the borrowings under the BB&T Facility.   The Company expects that the aggregate net proceeds from the sale of all 29 loans will be approximately $67.3 million.

Most of these loan sales have closed, or will close, subsequent to March 31, 2009.  Accordingly, these loans will be included in the Company’s consolidated assets as of March 31, 2009.   The Company expects to value these loans, as of March 31, 2009, at their respective sale prices.

Item 8.01 Other Events.

On April 14, 2009, the Company issued a press release announcing the closing of the BB&T Facility described in Item 1.01 above.  A copy of the press release is filed herewith as Exhibit 99.1.

Forward-Looking Statements

The statements in this Form 8-K regarding the expansion of the credit facility through the addition of other committed lenders, the expected net proceeds from the sales of the syndicated loans, the expected timing for the closing of these transactions, and the expected accounting impact of these sales are forward-looking statements that involve a number of known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the ability of the Company to identify other committed lenders who will agree to join the BB&T Facility under its current terms, obtain the consent of the existing committed lenders to the addition of any new lenders to the BB&T Facility, and close the syndicated loan sale transactions, which are subject to a number of conditions, in particular, the purchasers’ willingness and ability to fulfill their respective obligations to pay the purchase prices for these loans. There can be no guarantee that all of these transactions will close as expected, or that they will close in accordance with the timetable described herein.  Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its other filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the time of the filing of this Form 8-K. The Company disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits:

Exhibit 10.9 — Second Amended and Restated Credit Agreement dated as of April 14, 2009 by and among Gladstone Business Investment LLC as Borrower, Gladstone Management Corporation as Servicer, the Committed Lenders named therein, the CP Lenders named therein, the Managing Agents named therein, and Branch Banking and Trust Company as Administrative Agent.

Exhibit 99.1 — Gladstone Investment Corporation press release dated April 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation (Registrant)
April 14, 2009	By:/s/ Mark Perrigo
(Mark Perrigo, Chief Financial Officer)